Exhibit (d)(xxiv)

SUB-ADVISORY AGREEMENT

AGREEMENT made as of May 27, 2014, among WHV INVESTMENT MANAGEMENT, INC. (herein called the “Investment Adviser”), EAM Global Investors, LLC (herein called the “Sub-Adviser”), and FUNDVANTAGE TRUST, a Delaware Statutory Trust (herein called the “Trust”) on behalf on behalf of each of the series of the Trust set forth on Schedule A to this Agreement (each a “Fund,” and collectively, the “Funds”), and

WHEREAS, the Trust is a series trust registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and currently proposes to offer shares representing interests in the Funds, each a separate and distinct series of the Trust;

WHEREAS, the Investment Adviser is the investment adviser to the Funds;

WHEREAS, the Investment Adviser wishes to retain the Sub-Adviser to render certain investment advisory services to the Funds, and the Sub-Adviser is willing to so render such services; and

WHEREAS, the Board of Trustees of the Trust has approved this Agreement, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1.                         APPOINTMENT.  Each of the Trust and Investment Adviser hereby appoints the Sub-Adviser to act as sub-adviser for the Funds for the period and on the terms set forth in this Agreement.  The Investment Adviser makes such appointment pursuant to the requirements of the Investment Advisory Agreement dated December 17, 2008 between the Investment Adviser and the Trust, on behalf of the Funds (such agreement or the most recent successor agreement between such parties is herein called the “Advisory Agreement”).  The Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

SECTION 2.                         DELIVERY OF DOCUMENTS.  The Trust has furnished or will furnish the Sub-Adviser with copies of each of the following:

a.                                      Resolutions of the Board of Trustees of the Trust authorizing the appointment of the Sub-Adviser and the execution and delivery of this Agreement; and

b.                                      Each prospectus and statement of additional information relating to any class of Shares representing interests in the Funds in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the “Prospectus” and “SAI,” respectively).

SECTION 3.                         SUB-ADVISORY SERVICES TO THE FUND.  Subject to the supervision of the Board of Trustees of the Trust and the Investment Adviser, the Sub-Adviser will provide for the management of the Funds including (i) the provision of a continuous investment program for the Funds, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Funds, (ii) the determination from time to time of what securities and other investments will be purchased, retained, or sold for the Funds, and (iii) the placement from time to time of orders for all purchases and sales made for the Funds.

The Sub-Adviser further agrees that it will:

(a)                                 provide the services rendered by it hereunder in accordance with applicable provisions of the 1940 Act, the Investment Advisers Act of 1940 (the “Advisers Act”), and all applicable regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with the Funds’ investment objectives, restrictions and policies as stated in the applicable Prospectus and SAI, provided that the Sub-Adviser has notice or knowledge of any changes by the Board of Trustees to such investment objectives, restrictions or policies;

(b)                                 use reasonable efforts to manage each Fund’s assets in a manner that will not impair its qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(c)                                  render to the Board of Trustees or the Investment Adviser, such periodic and special reports regarding the performance of its duties under this Agreement as the Board or the Investment Adviser may reasonably request;

(d)  provide to the Trust (or their agents and service providers) prompt and accurate data with respect to the Funds’ transactions and, where not otherwise available, the daily valuation of securities in the Funds;

(e)                                  reasonably assist the Funds, and accordingly, the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Sub-Adviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time.  In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Sub-Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Sub-Adviser’s compliance program;

(f)                                   reasonably assist the Adviser, the Funds, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Sub-Adviser hereunder; and

(g)                                  as soon as reasonably practicable notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Funds or is subject to a statutory disqualification that prevents the Sub-Adviser from serving as sub-adviser pursuant to this Agreement. For the purposes of this Section 3(f), a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

SECTION 4.                         BROKERAGE.  Subject to the Sub-Adviser’s obligation to obtain best price and execution, the Sub-Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities.  When the Sub-Adviser places orders for the purchase or sale of securities for the Funds, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Funds directly or indirectly.  Without limiting the generality of the foregoing, the Sub-Adviser is authorized to cause the Funds to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Funds or who otherwise provide brokerage and research services utilized by the Sub-Adviser, provided that the Sub-Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Sub-Adviser’s overall responsibilities with respect to accounts as to which the Sub-Adviser exercises investment discretion.  The Sub-Adviser may aggregate securities orders so long as the Sub-Adviser adheres to a policy of allocating investment opportunities to the Funds over a period of time on a fair and equitable basis relative to other clients.  In no instance will the Funds’ securities be purchased from or sold to the Trust’s principal underwriter, the Investment Adviser, the Sub-Adviser or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

The Sub-Adviser shall report to the Board of Trustees of the Trust at least quarterly with respect to brokerage transactions that were entered into by the Sub-Adviser, pursuant to the foregoing paragraph, and shall certify to the Board that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Sub-Adviser to the Funds and the Sub-Adviser’s other clients, that the total commissions paid by the Funds were reasonable in relation to the benefits to the Funds over the long term.  Further, the Sub-Adviser will disclose to the Board of Trustees: (i) all material new or amended arrangements it may have with regard to the Funds’ securities transactions, (ii) the utilization of “soft dollar commissions” by the Funds and the Sub-Adviser with respect to the Funds, and (iii) such other matters as the Board of Trustees may reasonably request.

SECTION 5.                         CONFORMITY WITH LAW; CONFIDENTIALITY.  The Sub-Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Sub-Adviser in the performance of its duties hereunder.  The Sub-Adviser will treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Where the Sub-Adviser maybe exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Trust, the Sub-Adviser may comply with such request prior to obtaining the Trust’s written approval, provided that the Sub-Adviser has taken reasonable steps to promptly notify the Trust, in writing, upon receipt of the request.

SECTION 6.                         SERVICES NOT EXCLUSIVE.  The Sub-Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Sub-Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Funds or the Trust.

Nothing in this Agreement shall limit or restrict the Sub-Adviser or any of its members, partners, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account.  Each of the Trust and the Investment Adviser acknowledges that the Sub-Adviser and its members, partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Funds.  The Sub-Adviser shall have no obligation to acquire for the Funds a position in any investment which the Sub-Adviser, its members, partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Sub-Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

The Sub-Adviser agrees that this Section does not constitute a waiver by the Trust or the Investment Adviser of the obligations imposed upon the Sub- Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Trust or the Investment Adviser of the obligations imposed upon the Sub-Adviser under Section 206 of the Advisers Act and the rules thereunder.  Further, the Sub-Adviser agrees that this does not constitute a waiver by the Trust or the Investment Adviser of the fiduciary obligation of the Sub-Adviser arising under federal or state law, including Section 36 of the 1940 Act.  The Sub-Adviser agrees that this Section 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 7.                         BOOKS AND RECORDS.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust or the Investment Adviser any of such records upon the Trust’s or the Investment Adviser’s request.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

SECTION 8.                         EXPENSES.  During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement.

SECTION 9.                         VOTING.  The Investment Adviser has authority to vote as agent for the Trust pursuant to the Advisory Agreement.  The Investment Adviser reserves the right to delegate to the Sub-Adviser such authority to vote as agent for the Trust, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Funds’ assets may be invested from time to time, subject to such policies and procedures as the Board of Trustees of the Trust, the Investment Adviser or Sub-Adviser may adopt from time to time.  Any delegation by the Investment Adviser to the Sub-Adviser of this authority to vote shall be in writing.

SECTION 10.                  COMPENSATION.

a.                                      For the services provided and the expenses assumed pursuant to this Agreement with respect to the Funds, the Investment Adviser will pay to the Sub-Adviser and the Sub-Adviser will accept as full compensation therefore from the Investment Adviser a fee, as set forth on Schedule A to this Agreement (the “Sub-Advisory Fee”).  For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter. The Investment Adviser shall inform the Sub-Adviser prior to contractually agreeing to waive its fees under the Advisory Agreement or reimburse other expenses of a Fund.

b.                                      The Sub-Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Funds or Investment Adviser for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Sub-Adviser.

SECTION 11.                  LIMITATION OF LIABILITY.  The Sub-Adviser shall not be liable for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”).  A Fund will indemnify the Sub-Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Sub-Adviser.  Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Sub-Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Sub-Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Trust who are neither “interested persons” of the Trust nor parties to the proceeding (“disinterested non-party directors”) or (b) an independent legal counsel in a written opinion.  The Sub- Adviser shall be entitled to advances from a Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware Statutory Trust Act.  The Sub-Adviser shall provide to a Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met.  In addition, at least one of the following additional conditions shall be met: (a) the Sub-Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Sub-Adviser will ultimately be found to be entitled to indemnification.  Any amounts payable by a Fund under this Section shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Trust.

SECTION 12.                  DURATION AND TERMINATION.  This Agreement shall become effective and continue for an initial two year period as of the date first above written unless sooner terminated as provided herein with respect to the Funds.  Thereafter, if not terminated, this Agreement shall continue for successive annual periods, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund; PROVIDED, HOWEVER, that this Agreement may be terminated with respect to the Funds by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, on 60 days’ prior written notice to the Sub-Adviser, or by the Sub-Adviser at any time, without payment of any penalty, on 90 days’ prior written notice to the Trust and the Investment Adviser.  This Agreement will immediately terminate in the event of its assignment or in the event of the termination of the Advisory Agreement.

SECTION 13.                  AMENDMENT OF THIS AGREEMENT.  No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by all parties, and no amendment of this Agreement affecting a Fund shall be effective, to the extent required by the 1940 Act, until the applicable shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

SECTION 14.                  MISCELLANEOUS.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

SECTION 15.                  DEFINITIONS.  As used in this Agreement, the terms “affiliated person,” “assignment,” “interested person,” “majority of the outstanding voting securities” and

“principal underwriter” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

SECTION 16.                  NOTICE.  All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

If to the Sub-Adviser:
EAM Global Investors, LLC
Attn:  Derek Gaertner
2533 S. Coast Highway 101, Suite 240
Cardiff by the Sea, CA 920007

If to the Investment Adviser:

WHV Investment Management, Inc.

Attn:  Chief Compliance Officer

301 Battery Street

Suite 400

San Francisco, CA 94111

If to the Trust:

FundVantage Trust
Attn:                    Joel Weiss, President
301 Bellevue Parkway
Wilmington, DE 19809

With copy to:

Joseph V. Del Raso, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the third (3rd) business day after the date of mailing thereof.

SECTION 17.                  GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SECTION 18.                  COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

WHV INVESTMENT MANAGEMENT, INC.

By:	/s/ Melanie Grace
Name:	Melanie Grace
Title:	Chief Legal Officer

EAM Global Investors, LLC

By:	/s/ Derek Gaertener
Name:	Derek Gaertner
Title:	Chief Operating Officer

FUNDVANTAGE TRUST

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President

SCHEDULE A
DATED MAY 27, 2014
TO THE
SUB-ADVISORY AGREEMENT DATED MAY 27, 2014
AMONG
WHV INVESTMENT MANAGEMENT, INC.,
EAM GLOBAL INVESTORS, LLC
AND
FUNDVANTAGE TRUST

Sub-Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund Account’s Average Daily Net Assets
WHV/EAM International Small Cap Equity Fund	0.7659% (76.59 basis points)

WHV/EAM Emerging Markets Small Cap Equity Fund	0.999% (99.9 basis points)